EXHIBIT 10.42

                         SUPPLY AND MARKETING AGREEMENT
                                     BETWEEN
                          PENTECH PHARMACEUTICALS, INC.
                                       AND
                            PAR PHARMACEUTICAL, INC.

      This Supply and Marketing Agreement (this "Agreement"), dated as of November 19, 2001, is by and between Pentech Pharmaceuticals, Inc. ("Pentech"), an Illinois corporation, having offices at 3315 Algonquin Road, Rolling Meadows, Illinois 60008, and Par Pharmaceutical, Inc. ("Par"), a New Jersey corporation, having offices at One Ram Ridge Road, Spring Valley, New York 10977.

                              W I T N E S S E T H:

      WHEREAS, Pentech was the first company to file an ANDA (as hereinafter defined) with the FDA (as hereinafter defined) in regard to the capsule form of the Product and is seeking final FDA regulatory approval for the right to manufacture and supply the capsule form of the Product;

      WHEREAS, Pentech may engage a Subcontractor (as hereinafter defined) to manufacture the Product for Pentech;

      WHEREAS, Par wishes to engage Pentech to supply the Product to Par for exclusive distribution in the Territory (as hereinafter defined) on the terms and subject to the conditions set forth in this Agreement;

      WHEREAS, Pentech desires to supply the Product to Par for exclusive distribution in the Territory on the terms and subject to the conditions set forth in this Agreement; and

      WHEREAS, in partial consideration for Pentech's agreement to supply the Product to Par for exclusive distribution in the Territory, Par has agreed to make certain payments and fund certain litigation costs incurred by Pentech in connection with the Product.

      NOW, THEREFORE, in consideration of the mutual covenants and promises set forth herein, the parties hereto hereby agree as follows:



          ARTICLE 1.    DEFINITIONS

      The following terms, whether used in the singular or plural, shall have the meanings assigned to them below for purposes of this Agreement:

      "Act" means the Federal Food, Drug, and Cosmetic Act, as amended from time to time, and the rules and regulations promulgated thereunder.

      "Affiliate" means any entity or person which controls, is controlled by, or is under common control with another party. An entity or person shall be regarded as in control of another entity if it owns or directly or indirectly controls at least fifty percent (50%) of the voting stock or other equity

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interests of the other entity or has the power to direct or cause the direction of the management and policies of such entity.

      "Agreement" means this Supply and Marketing Agreement.

      "ANDA" means an Abbreviated New Drug Application filed with the FDA for the Product in the United States.

      "cGMP" means current Good Manufacturing Practices for the methods used in, and the facilities and controls used for, the manufacture, processing, packaging and holding of the Product, all as set forth from time-to-time by the FDA pursuant to the Act and the rules and regulations promulgated thereunder (including specifically, Title 21, parts 210 and 211 of the Code of Federal Regulations of the United States).

      "Confidential Information" means any information which in any way shall relate to a party or to any Affiliate thereof, including, without limitation, its products, business, know-how, methods, trade secrets and technology, that shall be furnished or disclosed to the other party in connection with this Agreement and any other information which would be reasonably recognized as confidential or proprietary information; PROVIDED, HOWEVER, Confidential Information shall not include any information which:

            (i) at the time of disclosure, is generally available to the public;

            (ii) after disclosure hereunder, becomes generally available to the public, except as a result of a breach of this Agreement by the recipient of such information;

            (iii) becomes available to the recipient of such information from a third party which is not legally prohibited from disclosing such Confidential Information; PROVIDED, that such Confidential Information was not acquired directly or indirectly from the disclosing party or its Affiliates;

            (iv) the recipient of which can demonstrate was developed by or for such recipient independent of, and without the use of, the Confidential Information disclosed by the disclosing party or its Affiliates hereunder; or

            (v) is required to be disclosed by legal or judicial process; PROVIDED, in each case, the party so disclosing information timely informs the other party, uses its best efforts to limit the disclosure required by such legal or judicial process and maintains confidentiality, and permits the other party to attempt, by appropriate legal means, to limit such disclosure.

      "Cost of Goods" means the Transfer/Contract Price plus any other selling, general and administrative ("SG&A") expenses incurred by Par, which are directly related to the sale of the Product. SG&A expenses shall include such customary and typical items as allocated amounts for payroll, rent, telephone, utilities, insurance, etc. Such SG&A expenses allocated to the Product shall not exceed 3% of Par's total Net Sales of the Product.

      "Development Costs" means the commercially reasonable costs and expenses of Pentech incurred in the filing of the ANDA for the Product, including, but not limited to, allocated costs for manufacturing, personnel, packaging,


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stability, testing, analytical, bulk product supplied for ANDA submission and all costs relating to the development of finished dosage, including research and development, preformulation, formulation, bio-equivalence, ANDA preparation, validation, issuance and submission.

      "FDA" means the United States Food and Drug Administration, or any successor entity thereof.

      "Final Approval Date" has the meaning set forth in Section 2.1 hereof.

      "Firm Order" has the meaning set forth in Section 3.2 hereof.

      "Force Majeure Event" has the meaning set forth in Section 10.1 hereof.

      "Funding Payments" has the meaning set forth in Section 2.1 hereof.

      "Gross Profit" for the Product means the Net Sales of the Product less Cost of Goods expenses.

      "Indemnitee" has the meaning set forth in Section 6.5 hereof.

      "Indemnitor" has the meaning set forth in Section 6.5 hereof.

      "Net Sales" for the Product means the gross revenue attributable to the sales of the Product less (i) returns, price protections, rebates (including Medicaid rebates), cash discounts, advertising costs and allowances offered to, and actually taken by, third parties in the ordinary course of business; (ii) applicable freight and shipping costs, (iii) applicable insurance costs, and
(iv) applicable taxes, if any. In calculating Net Sales, there shall be no deductions from gross revenues for any expenses included in the Cost of Goods. If the Product is bundled and sold with other products, the gross revenue attributable to the Product shall be that portion of the aggregate bundled price received for the Product plus any discount on the Product granted to the third-party by Par as a result of such bundled sale.

      "New Regulation" has the meaning set forth in Section 7.6 hereof.

      "Paragraph IV Litigation" means any litigation commenced against Pentech in accordance with and within the time specified by Section 505(j)(5)(B)(iii) of the Act following its submission to the FDA of a certification in accordance with Section 505(j)(2)(A)(vii)(iv) of the Act solely with regard to claims of infringement, invalidity and unenforceability of the Product.

      "Product" means the product described and identified on Exhibit A hereto and such other products which are hereafter mutually agreed to be added to this Agreement by Pentech and Par in accordance with the procedures for amendment to this Agreement.

      "Profit Payment" has the meaning set forth in Section 5.1 hereof.

      "Renewal Term" has the meaning set forth in Section 7.1 hereof.


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      "Specifications" means the specifications for the Product as set forth on
Exhibit A hereof, as such specifications may be changed and amended from time to time by written agreement of Pentech and Par to meet any applicable regulatory requirements or any necessary processing requirements or as may otherwise be agreed.

      "Subcontractor" has the meaning set forth in Section 3.1 hereof.

      "Territory" shall mean the United States of America and its territories and protectorates.

      "Term" has the meaning set forth in Section 7.1 hereof.

      "Transfer/Contract Price" means for each Product listed on Exhibit A the amount set forth on Exhibit A under the heading "Transfer/Contract Price Per Capsule," to be charged by Pentech for each Product listed on Exhibit A.

      "Transfer/Contract Price Payment" has the meaning set forth in Section 5.1 hereof.



          ARTICLE 2.    FUNDING OBLIGATIONS; LITIGATION EXPENSES; SETTLEMENT.

      2.1 FUNDING OBLIGATIONS. As partial consideration for the exclusive right to market, sell and distribute the Product in the Territory on behalf of Pentech, Par shall pay Pentech the aggregate sum of $600,000 (collectively, the "Funding Payments") in cash by wire transfer of immediately available funds to an account designated by Pentech, in accordance with the following milestone schedule: (i) upon the signing of this Agreement, Par will deliver to Pentech a payment in the amount of $200,000; (ii) upon a judicial decision favorable to Pentech of any Federal court having appropriate jurisdiction with regard to the Paragraph IV Litigation, Par will deliver to Pentech a second payment in the amount of $200,000; and (iii) upon final FDA regulatory approval granting Pentech the right to manufacture, sell and distribute the Product, Par will deliver to Pentech a third payment in the amount of $200,000. The date of the last to occur of the events set forth in each of clauses (ii) and (iii) shall be referred to hereinafter as the "Final Approval Date." Each Funding Payment shall be made within thirty (30) days of the date on the which the applicable milestone is achieved and is nonrefundable.

      2.2 LITIGATION EXPENSES. In connection with the Paragraph IV Litigation, and as additional consideration for the exclusive right to market, sell and distribute the Product in the Territory on behalf of Pentech, Par and Pentech hereby agree that the Paragraph IV Litigation will be conducted by such law firm as Pentech chooses to engage, in cooperation with and under the guidance of the law firm of Frommer, Lawrence and Haug LLP, 475 Fifth Avenue, New York, New York 10151 ("FLH"), Attn: Edward Haug, Esq. Par will have ultimate decision making authority in consultation with FLH with regard to the Paragraph IV Litigation; PROVIDED, that if the legal fees and expenses related to the Paragraph IV Litigation exceed $2,000,000, and Par and Pentech share such excess as provided below, then Par and Pentech shall share ultimate decision making authority with regard to the Paragraph IV Litigation. The President (or similar officer if there is no President) of Pentech, acting in good faith and in furtherance of the Paragraph IV Litigation, shall be allowed unlimited access to and contact with FLH in connection with the Paragraph IV Litigation. In addition, Pentech and Par each agree that Par will be fully responsible to pay the first


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$2,000,000 of legal fees and expenses incurred by Pentech after the date of this
Agreement resulting directly from the Paragraph IV Litigation and, in the event the legal fees and expenses relating directly to the Paragraph IV Litigation exceed $2,000,000, such excess shall be paid 70% by Par and 30% by Pentech. Notwithstanding anything to the contrary contained herein, in no event shall Par reimburse Pentech or be responsible to pay for any litigation fees and/or expenses incurred before the signing of the Agreement nor any other Development Costs associated with the Product (other than the Funding Payments). All fees to be paid by Par under this Section 2.2 shall be paid by Par within thirty (30) days of Par's receipt of an invoice for such fees and expenses. All payments under this Section 2.2 are nonrefundable.

      2.3 SETTLEMENT. Any Paragraph IV Litigation or any other litigation regarding the ability of Par to market the Product brought by a third-party against Par or Pentech shall only be settled upon the mutual satisfactory approval of Par and Pentech. Each of Par and Pentech hereby agree that it will not unreasonably withhold such approval if such approval is requested by the other party.



          ARTICLE 3. MANUFACTURING AND SUPPLY OF PRODUCT; FORECASTS; FIRM ORDERS; DELIVERY; ETC.

      3.1 MANUFACTURE AND SUPPLY OF PRODUCT. Upon final FDA regulatory approval granting Pentech the right to manufacture, sell and distribute the Product, Pentech hereby agrees to manufacture or engage a subcontractor to manufacture the Product exclusively for Pentech (the "Subcontractor"). Pentech hereby appoints Par for the Term and any Renewal Term of this Agreement as Pentech's exclusive distributor of the Product in the Territory. Pentech agrees that during the Term and any Renewal Term of this Agreement, all Product manufactured by or on behalf of Pentech shall not be supplied to any third party for distribution in the Territory. Par agrees to market, distribute, and sell the Product only in the Territory, subject to the terms and conditions of this Agreement. Par shall purchase exclusively from Pentech all of its requirements for the Product in the Territory to the extent that Pentech is able to, and does, supply them in accordance with this Agreement.

      Notwithstanding anything herein to the contrary, in the event that Par does not place a Firm Order for an aggregate quantity of capsules during the six-month period that commences on the Final Approval Date equal to what would represent ten percent (10%) of the total market share for newly written prescriptions of the Product in its generic form only on the Final Approval Date, the exclusive right granted to Par in this Section 3.1 shall become a nonexclusive right and Pentech may use third parties to distribute and sell the Product in the Territory. For purposes of this Section 3.1, market share of the Product shall be determined using data supplied by NDC Health Corporation.

      In the event that Pentech shall fail or shall be unable to supply Par's reasonable requirements for any Product hereunder for a period exceeding thirty
(30) days, Par may, in its discretion, elect to manufacture such Product, or cause such Product to be manufactured for Par. Par shall give Pentech not less than thirty (30) days notice of Par's intent to manufacture such Product, or cause such Product to be manufactured for Par. If Pentech is able to demonstrate to Par, in Par's reasonable good faith discretion, that it can meet Par's


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

reasonable requirements within such thirty (30) day period, then Par shall continue to procure its supply of the Product from Pentech. If Pentech is unable to demonstrate to Par, in Par's reasonable good faith discretion, that it can meet Par's reasonable requirements within such thirty (30) day period, then Par may manufacture such Product, or cause such Product to be manufactured for Par. Par may only manufacture such Product, or cause such Product to be manufactured for Par for as long as Pentech is unable to demonstrate to Par, in Par's reasonable good faith discretion, that it can supply the Product to Par. As soon as Pentech can demonstrate that it can supply Par's reasonable requirements for the Product, Par's right to manufacture the Product or cause the Product to be manufactured will cease.

      To the extent Pentech resumes supplying Par with the Product after a supply interruption then, as liquidated damages and not as a penalty, in calculating the Profit Payment payable by Par to Pentech on such Product upon resumption of the supply of the Product, such Profit Payment shall be reduced by 5% of the gross amount of such Payment for the amount of time following the resumption of the supply of such Product which is equal to the amount of time Pentech was unable to supply Par's requirement of such Product. Such reduction shall only apply to a percentage of the Profit Payment equal to the percentage of Par's requirements that Pentech was unable to meet during the time of the supply interruption. By way of example, if Pentech was able to meet only 80% of Par's Product requirements during a six-month period (i.e., a 20% shortfall), then after resuming supply of the Product, Par would reduce Pentech's Profit Payment for the six-month period following resumption of supply and such reduction would be equal to 5% of the gross amount of the Profit Payment that is attributable to 20% of the Product sales during the six-month period. Using this example, if the Profit Payment for the six-month period was $10,000,000, then such payment would be reduced by $100,000 ($10,000,000 * .20 * .05).

      3.2 FORECASTS AND FIRM ORDERS. Prior to thirty (30) days after the Final Approval Date, Par shall deliver to Pentech a twelve-month forecast of Par's requirements for the Product. Such forecast shall be provided at least thirty
(30) days prior to the first requested shipment of the Product. The date of the first shipment shall be the first date of the first twelve-month forecast period. At least sixty (60) days prior to the end of such first twelve-month forecast and for each subsequent twelve-month period thereafter, Par shall provide a twelve-month forecast of Par's requirements for the Product during the next following twelve-month period of this Agreement. The twelve-month forecast shall be updated by Par (i) every six months and (ii) upon Par's determining that a monthly volume contemplated in the most recent forecast has changed by more than 20%. Such forecast shall be non-binding on Par except as set forth below.

            (A) Firm written orders shall be provided by Par to Pentech on or before the 10th day of each month for the Product to be supplied to Par during each of the three (3) months following the month in which such written order is submitted.

            (B) Written non-binding forecasts shall be provided on or before the 10th day of each month for the Products that Par then anticipates will be required to be produced and delivered to Par during the fourth, fifth and sixth months following the month in which such forecast is delivered. Such forecasts shall be updated by Par upon Par determining that the volumes contemplated in the most recent of such forecasts have changed by more than 20%.


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            (C) The firm written orders submitted by Par to Pentech pursuant to
Subsection 3.2(A) shall constitute a firm obligation to purchase the ordered quantities of the Product (a "Firm Order") and shall be binding on Par. The Firm Orders shall include a purchase order number, quantities ordered, monthly delivery schedule and any elements necessary to ensure the timely production and delivery of the Product. The quantities of Products ordered in such Firm Orders shall not be subject to reduction, provided that, subject to Subsection 3.2(D) below, the delivery dates in respect of Products ordered for delivery during the second and third months of the period covered by such order may be delayed at the request of Par if such request is made prior to the 10th day of the month following the month in which such order is provided to Pentech.

            (D) If Par postpones delivery of Firm Orders as permitted pursuant to Subsection 3.2(C) and at the end of six months following the month in which such Firm Orders would otherwise have been met by Pentech but for such postponement, Par has not taken delivery of all of the Products covered by such Orders, Pentech may require Par to purchase all remaining finished Products which it or its Subcontractor has manufactured to fill such postponed Firm Orders. In addition, Pentech may require Par to pay to Pentech the cost of any raw materials than held by Pentech or its Subcontractor for use in the manufacture of the Products required to fill those Firm Orders, at Pentech's cost therefore. Par shall receive a credit from Pentech to the extent that any of such materials are subsequently used in the production of Products.

            (E) Par understands and acknowledges that Pentech and its Subcontractor will rely on the Firm Orders submitted under this Article 3 in ordering the materials to meet such orders. In addition, Par understands that to ensure an orderly supply of such materials and to achieve economies of scale in the costs thereof, it may be desirable for Pentech or its Subcontractor to purchase such materials in sufficient volumes to meet the forecasted production requirements for Products during a six-month or twelve-month period. Accordingly, Par agrees that purchases may be made by Pentech or its Subcontractor in respect of the Product raw materials to satisfy the production requirements for Products for forecasted periods of up to twelve-months. In such circumstances, if such materials are not included in finished Products purchased by Par within six months after the forecasted month in respect of which such purchases have been made (or such longer period as other parties may have agreed to), Par will pay to Pentech its costs thereof and, in the event such materials are incorporated into Products subsequently purchased by Par, Par will receive credit for any such costs previously paid to Pentech by Par.

            (F) To the extent that any purchase order, or any acceptance documentation of Pentech, has terms, conditions or provisions inconsistent with this Agreement, the terms, conditions and provisions of this Agreement shall control. Subject to Section 3.1 hereto, Par shall not be required to purchase any minimum amount of the Product during the Term, any Renewal Term or during any other time period. The Product may only be ordered in the minimum run order quantities set forth in Exhibit A.

            (G) In addition to the obligations set forth under Article 7, if this Agreement expires or is terminated in whole or in part for any reason other than a default by Pentech, Par shall (i) purchase, at Pentech's cost, the Product inventory held by Pentech and its Subcontractor in contemplation of


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filling Firm Orders, and (ii) satisfy the purchase price payable pursuant to
Pentech's or Subcontractor's orders with suppliers of Product raw materials provided such orders were made by Pentech or Subcontractor in reasonable reliance on Firm Orders.

      3.3 DELIVERY TERMS. Pentech shall use reasonable efforts to ensure that the Products ordered by Par in accordance with this Agreement are shipped in accordance with the delivery dates specified in Firm Orders, and Pentech shall notify Par promptly of any significant anticipated delay. The Product shall be delivered F.O.B., Pentech's or Pentech's Subcontractor's shipping point. Pentech shall arrange for shipping and transporting the Product from its or its Subcontractor's facility. Par shall be responsible for the payment of shipping, insurance and related costs for delivery to Par's facility. Title and risk of loss shall pass to Par upon the delivery of the Product to the common carrier. Pentech shall give Par reasonable prior written notice of the date on which the Product, subject to each purchase order, shall be delivered.

      3.4 FACILITY MAINTENANCE AND INSPECTION. Pentech shall require that any Subcontractor's manufacturing facility have such quality control procedures to allow Pentech to perform its obligations hereunder. Pentech shall permit, and also require any Subcontractor to permit, quality assurance representatives of Par and representatives of the FDA to inspect any manufacturing facility making the Product for Par, upon reasonable notice, during normal business hours and on a confidential basis; PROVIDED, that Par shall not conduct inspections of any manufacturing facility more than twice per calendar year, unless otherwise legally required or unless there shall be specific, reasonable cause shown for more frequent inspections. Pentech or Subcontractor shall be permitted at their sole expense to have a representative present at all such inspections. Par shall permit quality assurance representatives of Pentech to inspect the warehouse in which Par is storing the Product as well as Par's distribution records relating to the Product, upon reasonable notice, during normal business hours and on a confidential basis; PROVIDED, that Pentech shall not conduct any such inspection more than twice per calendar year. Par shall be permitted at its sole expense to have a representative present at all such inspections.

      3.5 SALES AND MARKETING. Subject to Section 3.1, Par shall be the exclusive seller of the Product to third-parties in the Territory. Par shall be solely responsible for creating, establishing and paying for all marketing and pricing relating to the Product. Par hereby agrees that it shall use reasonable efforts to market and sell the Product and to actively and continuously promote the sale of the Product in the Territory throughout the Term and all Renewal Terms of this Agreement.

      3.6 PACKAGING. Pentech shall ensure that the Product is packaged with labels, product inserts and other labeling as specified and approved by Par. Par may, in its sole discretion, make changes to labels, product inserts and other labeling for the Product, which changes shall be submitted by Par to all applicable governmental agencies and other third parties responsible for the reviewing and approval of the Product, if required. Pentech's name shall not appear on the label or anywhere else on the Products unless required by governmental authority or other applicable laws or regulations.


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          ARTICLE 4.    SPECIFICATIONS; INSPECTION OF THE PRODUCT

      4.1 SPECIFICATIONS. The Product supplied by Pentech to Par under this Agreement shall conform to the Specifications as set forth on Exhibit A attached hereto. With each shipment of the Product, Pentech shall provide Par with a certificate from its or its Subcontractor's quality assurance department that includes the results of quality control testing in accordance with the Specifications and which indicates that the Product contained in the shipment meets the Specifications. No changes shall be made to the Product or the Specifications without each party's prior written consent, except for changes mandated by FDA or other regulatory requirements. Notice of any such change made by Pentech or its Subcontractor will be promptly provided to Par.

      4.2 INSPECTION. Par agrees to inspect all shipments of the Product received by it from Pentech or Subcontractor to determine whether or not the Product is in conformity with the Specifications. In the event that any portion of the Product shipped to Par by Pentech or Subcontractor fails to conform to the Specifications for the Product at the time of shipment, Par may reject the non-conforming Product by giving written notice to Pentech within thirty (30) business days of its receipt of the Product which notice shall reasonably specify the manner in which the Product failed to meet the Specifications. Except for Product recalls under Article 8, Pentech shall have no liability for deviations for which it has not received notice within such thirty (30) day period. Failing such notification, Par shall be deemed to have accepted the Product. In the event Pentech disputes Par's determination that a Product failed to meet the Specifications at the time of shipment by Pentech or Subcontractor, then Pentech and Par shall cooperate in good faith to resolve such dispute within thirty (30) days from the date of Par's notice. In the event Pentech and Par shall be unable to resolve such dispute, the parties shall submit such dispute to an independent laboratory mutually selected by Pentech and Par (which selection shall not be unreasonably withheld by either party) for resolution. The findings of the laboratory shall be binding upon Pentech and Par and the cost of such resolution shall be paid by the non-prevailing party. Par shall not dispose of any Product claimed by it not to comply with the Specifications or other terms and conditions of this Agreement until resolution of any dispute regarding such Product. Pentech shall promptly replace any Product which is found to not comply with the Specifications within thirty (30) days from its date of receipt, at its sole cost and expense, by delivery thereof of a replacement Product complying with the Specifications to Par's facility.



          ARTICLE 5.    PAYMENT FOR THE PRODUCT

      5.1 PAYMENT. Payment for the Product shall be made by Par, on the terms and conditions set forth herein, and shall consist of (i) the Transfer/Contract Price for the quantity of Product delivered by Pentech to Par pursuant to a Firm Order (the "Transfer/Contract Price Payment") and (ii) as more fully described in Section 5.2 hereof, a percentage of the Gross Profit generated from the sale by Par of any Product (the "Profit Payment"). The Transfer/Contract Price for the Product shall consist of Pentech's actual cost of manufacture plus Pentech's internal burden rate, which shall not exceed ten percent (10%) of the total Transfer/Contract Price.

      5.2 PROFIT PAYMENT. In addition to the Transfer/Contract Price Payment and subject to Section 3.1 hereof, Par shall pay Pentech the following Profit Payments.


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            (A) To the extent Par is marketing the only generic version of the
Product (either in capsule or tablet form), then the Profit Payment to be paid by Par to Pentech shall equal 50% of the Gross Profit generated by Par from sales of the Product during such time it was marketing the only generic version of the Product (either in capsule or tablet form). Subject to Section 3.1, in the event that the Product sold by Par is provided by a third-party a Profit Payment shall be due to Pentech with respect to all such sales which Profit Payment shall be calculated using the same methodology that is used to calculate the Gross Profit with respect to sales of the Product provided by Pentech.

            (B) To the extent that Par is not marketing the only generic version of the Product (regardless of the form of the Product, I.E., capsule or tablet) then the Profit Payment to be paid by Par to Pentech shall be 30% of the Gross Profit generated by Par from sales of the Product.

            (C) To the extent that Par is marketing both a capsule and tablet generic version of the Product, the Profit Payment on the capsule version of the Product shall be as set forth in Subsection 5.2(B) above. In addition, a Profit Payment on the tablet version of the Product shall be paid by Par to Pentech in an amount equal to 15% of Par's gross profit generated by sales of the tablet version of the Product. Par's gross profit generated by sales of the tablet version shall be calculated using the same methodology as set forth herein for calculating the Gross Profit for sales of the capsule version of the Product and shall include as a "Cost of Goods" any license, royalty, profit or similar payment required to be made by Par to a third-party upon Par's sale of the tablet version of the Product.

      5.3   TIMING OF PAYMENTS.
            ------------------

            (A) TRANSFER/CONTRACT PRICE. Payment of the Transfer/Contract Price Payment shall be made by Par within thirty (30) days of Par's receipt of invoices for the Product; PROVIDED, HOWEVER, that no payment shall be required for any Product which is the subject of and during the pendency of any dispute pursuant to Section 4.2 hereof.

            (B) PROFIT PAYMENT. The initial Profit Payment for the Product shall be made within seventy-five (75) days after the launch of the Product by Par. Thereafter, payment of the Profit Payment for the Product and the tablet version of the Product, if applicable, shall be made within ten (10) days of the end of each calendar month. Within fifteen (15) days of the end of each calendar quarter, Par shall deliver to Pentech a report showing in reasonable detail the calculation of Net Sales, Cost of Goods, and Gross Profit for the Product, and if applicable the tablet version of the Product, for such previous quarter.

      5.4 TRANSFER/CONTRACT PRICE INCREASE. During the Term and each Renewal Term of this Agreement the Transfer/Contract Price shall be subject to adjustment as follows.

            (A) If at any time and from time to time, Pentech determines, acting reasonably and based on the Firm Orders received from Par, that the current yearly run-rate volumes (including, without limitation, any permanent reductions in volumes) relating to a specific Product will constitute no more than seventy-five percent (75%) of the originally forecasted yearly volumes for that Product, Pentech shall be entitled to and may request an adjustment to the


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Transfer/Contract Price of the Product to reflect the increased costs that
Pentech will incur as a result of the reduced volumes. If the current yearly run-rate volumes relating to a specific Product will constitute no less than one hundred twenty five percent (125%) of the originally forecasted yearly volumes for that Product, Pentech shall be required to and may be requested by Par to make an adjustment to the Transfer/Contract Price of the Product to reflect the decreased costs that Pentech will incur as a result of the increased volumes for the Product. Upon delivery of such a request, each of Par and Pentech shall forthwith use all reasonable efforts to agree on a revised Transfer/Contract Price for the Product that reflects the increased costs being incurred by Pentech.

            (B) If at any time, extraordinary market conditions result in Pentech's or its Subcontractor's cost of raw materials or manufacturing costs being greater than normal forecasted increases, Pentech shall be entitled to and may request an adjustment to the Transfer/Contract Price of the Product to compensate it for such increased costs. For the purpose of this Subsection 5.4(B), changes greater than normal forecasted increases shall be considered to have occurred if the cost of a raw material or other manufacturing costs increase by more than ten percent (10%) in any twelve-month period or if the aggregate cost of all other components (other than raw materials) increased by more than five percent (5%) in any twelve-month period.

      Upon delivery of such a request, each of Par and Pentech shall use all reasonable efforts to agree on a revised Transfer/Contract Price for the Product that reflects the increased costs being incurred by Pentech.

            (C) To the extent that Pentech or Par determine that the projections contained in any twelve-month forecast provided by Par under Section 3.2 necessitate that an adjustment be made to the Transfer/Contract Price of the Product, Pentech shall, within thirty (30) days of receipt by Pentech of such forecast, provide Par with such other additional budgetary pricing information as it deems appropriate, together with a written proposal for a price adjustment. Upon delivery of such proposal, each of Par and Pentech shall use all reasonable efforts to agree on a revised Transfer/Contract Price for the Product that more appropriately reflects the projected volumes and market conditions applicable year covered by the forecast.

            (D) Notwithstanding the foregoing, the Transfer/Contract Price for the Product may be increased or decreased up to 15% by Pentech on a year to year basis; PROVIDED, that such increase or decrease shall not exceed Pentech's actual increased or reduced cost of the Product. Such revised Transfer/Contract Price shall become effective as of the first day of the subject twelve-month period.

      5.5 AUDIT. Par shall maintain true and complete books of account containing an accurate record of all data necessary for proper assessment of all Profit Payments required hereunder. Pentech shall have the right, through a recognized independent certified public accountant and at the sole expense of Pentech, to examine Par's books of account related to such Profit Payments, at any reasonable time during normal business hours, on reasonable prior notice for the purpose of verifying the accuracy of the Profit Payments made hereunder. The parties agree that information furnished to Pentech as a result of any such examination shall be limited to a written statement by such certified public accountant to the effect that they have reviewed the books of account of Par and either (i) Par's calculations of all such payments are correct or (ii) setting forth any required adjustments thereto. If any such audit shows any incorrect payment by Par, a correcting payment or refund shall be made within thirty (30) days after receipt of the written statement described above. If such audit shows an underpayment by Par of more than 5% of the total Profit Payments due for any three-month period, Par shall be fully responsible for the cost of such audit. Notwithstanding the foregoing, Par shall be allowed to interview the independent accountants and review the accountants' work papers, and to the extent Par does not agree with the independent accountants' conclusions, the parties will resolve such dispute in accordance with Section 12.1 hereof. This Section 5.5 will survive for three (3) years following termination of this Agreement.



          ARTICLE 6.    WARRANTIES, INDEMNIFICATION AND LIMITATION OF
                        LIABILITY

      6.1 (A) Pentech warrants that at the time of shipment to Par hereunder the Product manufactured by Pentech or for Pentech by a Subcontractor: (a) will be manufactured (whether manufactured by a Subcontractor or Pentech) in accordance with cGMP and if manufactured by a Subcontractor such Subcontractor shall (i) be fully approved by the FDA to manufacture such Product and (ii) have sufficient financial strength and technological know-how and expertise to manufacture the Product in accordance with the Specifications; (b) will meet the Specifications and will not be adulterated or misbranded, within the meaning of the Act, nor shall be an article which may not be introduced into interstate commerce under the provisions of Section 505 of the Act; and (c) will have a minimum shelf life of at least twenty-four (24) months from the date of manufacture.

            (B) Pentech further warrants that to the best of its knowledge the ANDA and any other filings made with the FDA in connection with the Product and any filings and/or proceedings made or conducted in connection with the Paragraph IV Litigation prior to the date hereof were all accurate and truthful when filed, made or conducted and were made in good faith upon the best information available to Pentech at such time.

            (C) Pentech hereby agrees to test or have tested, each batch of Products to be supplied pursuant to this Agreement and Pentech or its Subcontractor shall retain a sample of each batch tested for at least the shelf life of such batch plus one year, or such longer period as may be required by cGMP. THE FOREGOING WARRANTIES IN SECTION 6.1 (A) AND (B) ARE MADE BY PENTECH EXPRESSLY IN LIEU OF ANY OTHER EXPRESS OR IMPLIED WARRANTIES, INCLUDING, BUT NOT BY WAY OF LIMITATION, THE WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

            (D) Par represents and warrants that any trademarks utilized by Pentech or Subcontractor in connection with the manufacturing and packaging of the Product are the property of Par and may be lawfully used as directed by Par. Par further represents and warrants that the Product label, if labeled in accordance with specifications provided by Par, will comply with all applicable laws and regulations.

      6.2 Par's sole and exclusive remedy and Pentech's sole obligation and liability for Pentech's breach of its warranties set forth in Section 6.1 shall be, at Pentech's sole discretion, either replacement of the Product which is the subject of the breach of warranty claim or a refund of the Transfer/Contract Price and Profit Payment paid by Par for the Product that is the subject of the breach of warranty claim.

      6.3 WITH REGARD TO ANY BREACHES OF THIS AGREEMENT ALLEGED BY EITHER PARTY AGAINST THE OTHER ARISING FROM OR RELATED TO THIS AGREEMENT, NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR INCIDENTAL, CONSEQUENTIAL OR SPECIAL DAMAGES OF ANY KIND WHATSOEVER, EVEN IF THE PARTY ALLEGED TO BE AT FAULT HAS BEEN MADE AWARE OF THE POSSIBLE OCCURRENCE OF SUCH DAMAGES.

      6.4 Subject to the limitations set forth in Section 6.3, Pentech shall indemnify and hold Par and its Affiliates and its and their respective officers, directors, employees and agents harmless from and against any claim, action, suit, proceeding, loss, liability, damage or expense (including without limitation reasonable attorneys' fees) ("Losses") arising directly or indirectly as a result of Pentech's negligent acts or omission or breach of its representations, warranties, covenants or other obligations hereunder; PROVIDED, HOWEVER, that Pentech shall not be required to indemnify Par with respect to any Losses to the extent arising from or related to Par's negligent acts or omissions, willful wrongful acts or Par's breach of its representations, warranties, covenants or other obligations hereunder, or from information supplied by Par to Pentech or contained in regulatory filings or correspondence prepared or delivered by Par. In addition to the foregoing, Pentech further agrees that it shall indemnify and hold Par and its Affiliates and its and their respective officers, directors, employees and agents harmless from and against any Losses (including, without limitation, Losses related to a determination that Par and/or Pentech are deemed to infringe upon the patent of any person or entity) in any way related to the filing of the ANDA and/or the actions, filings or proceedings made by Pentech (or any of its agents or representatives) prior to the date hereof in connection with the Paragraph IV Litigation. Notwithstanding the foregoing, damages recoverable from Pentech under this
Section 6.4 whether in tort, contract or otherwise shall (other than damages resulting from any third party claim arising from Pentech's breach of its warranty set forth in Section 6.1(B) which shall not be limited) be limited as provided in Section 6.3 and shall not exceed a sum equal to the sum of the Transfer/Contract Payments of the Products to which the claim is related plus Profit Payments received by Pentech to the date of the alleged claim with regard to the Products to which the claim is related.

      6.5 Subject to the limitations set forth in Section 6.3, Par shall indemnify and hold Pentech harmless from and against any Losses arising directly or indirectly as a result of Par's negligent acts or omission or breach of its representations, warranties, covenants or other obligations hereunder (including its duty to promote, market and/or sell the Product), PROVIDED, HOWEVER, that Par shall not be required to indemnify Pentech with respect to any Losses to the extent arising from or related to Pentech's negligent acts or omissions, willful wrongful acts or Pentech's breach of its representations, warranties, covenants or other obligations hereunder, or from information supplied by Pentech to Par or contained in regulatory filings or correspondence prepared or delivered by Pentech.

      6.6 A party (the "Indemnitee") which intends to claim indemnification under this Article 6 shall promptly notify the other party (the "Indemnitor") in writing of any action, claim or liability in respect to which the Indemnitee or any of its offices, directors, employees or agents intends to claim such indemnification. The Indemnitee shall permit, and shall cause its employees and agents to permit, the Indemnitor, at its discretion, to settle any such action, claim or liability and agrees to the complete control of such defense or settlement by the Indemnitor; PROVIDED, HOWEVER, that such settlement does not adversely affect the Indemnitee's rights hereunder or impose any obligations on the Indemnitee in addition to those set forth herein in order for it to exercise such rights. No such action, claim or liability shall be settled by the Indemnitee without the prior written consent of the Indemnitor, and the Indemnitor shall not be responsible for any fees or other costs incurred other than as provided herein. The Indemnitee, its employees, agents and affiliates shall cooperate fully with the Indemnitor and its legal representatives in the investigation and defense of any action, claim or liability covered by this indemnification. The Indemnitee shall have the right, but not the obligation to be represented by counsel of its own selection and expense.



          ARTICLE 7.    TERMINATION

      7.1 TERM. Unless sooner terminated pursuant to the terms of this Agreement, the term of this Agreement shall commence as of the date set forth in the first paragraph hereof and shall extend for 10 years (the "Term"). Thereafter, this Agreement shall be automatically renewed for successive one (1) year terms (each a "Renewal Term") unless either party shall, by written notice to the other party not less than one hundred twenty (120) days prior to the end of the Term or any Renewal Term, elect to terminate this Agreement. Upon the termination of this Agreement, the provisions of this Agreement shall expire and terminate and be of no further force or effect and neither party shall have liability to the other party, except to the extent specifically set forth in
Section 7.7 hereto.

      7.2 TERMINATION BY MUTUAL AGREEMENT. This Agreement may be terminated at any time by mutual written agreement between the parties.

      7.3 TERMINATION FOR BREACH. If either party breaches or defaults in the performance of or observance of any of its material obligations under this Agreement and such breach or default is not cured within thirty (30) days after receipt by such party of written notice from the non-breaching or non-defaulting party specifying the breach or default, then the non-breaching or non-defaulting party shall have the right to terminate this Agreement with immediate effect by giving written notice to the breaching or defaulting party.

      7.4 TERMINATION FOR BANKRUPTCY. This Agreement may be terminated by either party, pursuant to written notice, if any proceeding in bankruptcy, reorganization or arrangement for the appointment of a receiver or trustee to take possession of the other party's assets or by similar proceeding under the law for release of creditors shall be instituted by or against the other party and is not dismissed within sixty (60) days or if the other party shall make an assignment for the benefit of its creditors.

      7.5 TERMINATION FOR SUPPLY INTERRUPTION. This Agreement may be terminated by Par with respect to a particular Product, on ten (10) days written notice, if Pentech has failed to supply Par's reasonable requirements for such Product for a period not less than sixty (60) days or more.

      7.6 TERMINATION FOR REGULATORY CHANGE. This Agreement may be terminated by either party upon six (6) months written notice to the other party in the event that any statute, rule or regulation (a "New Regulation") is enacted, promulgated or deemed applicable to the transactions contemplated by this Agreement and such New Regulation has a substantial and material economic burden with respect to the continued performance under this Agreement by such party. In the event that any such New Regulation relates exclusively to the obligations of a party with respect to an individual Product, the right of termination provided in this Section 7.6 shall be limited to termination of such Product only.

      7.7   EXPIRATION; TERMINATION; CONSEQUENCES.
            -------------------------------------

            (A) Upon termination of this Agreement, Pentech shall supply and deliver, and Par shall purchase in accordance with the provisions hereof, any and all amounts of the Product ordered by Par pursuant to a Firm Order submitted to Pentech prior to such termination date.

            (B) All payment obligations due under Articles 2, 3 and 5 prior to the date of termination and Articles 6, 7, 8, 9, 12 and 13 of this Agreement shall survive termination of this Agreement.

            (C) Expiration or termination of this Agreement shall not relieve the parties of any obligations accruing prior to the effective date thereof.



          ARTICLE 8.    RECALLS

      8.1 RECALLS. Pentech and Par shall notify the other promptly if any batch of Product purchased by Par pursuant to this Agreement is subject to recall, seizure, market withdrawal or correction or if any end user notifies Par of an adverse reaction as a result of the use of any Product, and the parties agree to cooperate in the handling and disposition of such recall, seizure, market withdrawal or correction or notification of adverse reaction; PROVIDED, HOWEVER, in the event of a disagreement as to any matters related to such recall, seizure, market withdrawal or correction or adverse reaction, Par shall have final authority with respect to such matters. Pentech shall bear the costs of all recalls, seizures, market withdrawals or corrections of Product purchased by Par pursuant to this Agreement only if such recall, seizure, market withdrawal or correction is due to a breach by Pentech of its warranties under Article 6. In all other circumstances, recalls or other corrective actions shall be made at Par's cost and expense. In the event of any recall, seizure, market withdrawal or correction, Pentech, to the extent it is required to bear the costs of such recall, seizure, market withdrawal or correction as provided above, in addition to bearing the cost of such recall, seizure, market withdrawal or correction shall use best efforts to replace the amount of the Product recalled, seized or withdrawn in sixty (60) days. In the event that (i) Pentech is unable to replace the recalled Products within the sixty (60) day period, or (ii) such new Products are also recalled or returned due to a breach by Pentech of its warranties under Article 6, then Pentech will reimburse Par for the Transfer/Contract Price and Profit Payment that Par paid Pentech for the affected Products. Par shall maintain records of all sales of Product and customers in accordance with its standard operating procedure and cGMP.

      8.2 PRODUCT RETURNS. Par shall have the responsibility for handling customer returns of the Product. Pentech shall provide Par with such assistance, as Par may reasonably need to handle such returns.


          ARTICLE 9.    CONFIDENTIALITY

      9.1 TREATMENT OF CONFIDENTIAL INFORMATION. Except as otherwise provided in this Article 9, during the Term and any Renewal Term, and for a period of five
(5) years thereafter, each party shall hold in confidence, and may use but not disclose to a third party (except as specifically set forth herein or with the express prior written consent of the other party) any and all Confidential Information.

      9.2   LIMITS ON DISCLOSURE.
            --------------------

            (A) Without limiting the generality of the foregoing, each party may disclose Confidential Information, to those employees who need to receive the Confidential Information in order to further the activities contemplated in this Agreement. Each party shall take sufficient precautions to safeguard the Confidential Information, including obtaining appropriate commitments and enforceable confidentiality agreements. Each party understands and agrees that the wrongful disclosure of Confidential Information may result in serious and irreparable damage to the other party, that the remedy at law or any breach of this covenant may be inadequate, and that the party seeking redress hereunder shall be entitled to injunctive relief, without prejudice to any other rights and remedies to which such party may be entitled.

            (B) It is acknowledged that Confidential Information may be obtained by a party from the other party not only in writing or other tangible form (including electronic), but also through discussions between each party's respective representatives, demonstrations, observations and other intangible methods.

            (C) The above notwithstanding, each party shall have the right with the exercise of discretion, and insofar as practical under written confidentiality agreements having provisions no less stringent than those contained herein, to make disclosures of such portions of Confidential Information to third party consultants, attorneys, contractors, advisors, Affiliates and governmental agencies where, in the recipients judgment, such disclosure is essential to development, approval or marketing of the Product pursuant to this Agreement.

            (D) Except as otherwise set forth in this Agreement, upon termination of this Agreement and at the written request of the disclosing party, the receiving party shall return all Confidential Information of the disclosing party (including all copies, excerpts and summaries thereof contained on any media) or destroy such Confidential Information at the option of the disclosing party.



          ARTICLE 10.   FORCE MAJEURE

      10.1 EFFECTS OF FORCE MAJEURE. No party hereto shall be held liable or responsible for failure or delay in fulfilling or performing any of its obligations under this Agreement (other than the payment of money) if such failure or delay is caused by, without limitation, acts of God, acts of the public enemy, fire, explosion, flood, drought, war, terrorists, riot, sabotage, embargo, strikes or other labor disputes, intervention of governmental agency, or by any other event or circumstance of like or different character to the foregoing beyond the reasonable control and without the fault or negligence of the affected party (a "Force Majeure Event"), PROVIDED, HOWEVER, any such delay in fulfillment or performance by Pentech as a result of a Subcontractor's inability to supply Pentech, shall not be considered a Force Majeure Event unless the reason such Subcontractor is unable to supply Pentech is as a result of its own Force Majeure Event. Such excuse shall continue as long as the Force Majeure Event continues. Upon cessation of such Force Majeure Event, such party shall promptly resume performance hereunder.

      10.2 NOTICE OF FORCE MAJEURE. Each party agrees to give the other party prompt written notice of the occurrence of any Force Majeure Event, the nature thereof and the extent to which the affected party will be unable to perform its obligations hereunder. Each party further agrees to use reasonable efforts to correct the Force Majeure Event as quickly as possible and to give the other parties prompt written notice when it is again fully able to perform such obligations.

      10.3 ALLOCATION OF CAPACITY. If, as a result of a Force Majeure Event, Pentech at any time is unable to fully supply the purchase orders of Par for the Product in accordance with this Agreement, Pentech shall use reasonable efforts, and Pentech shall require the Subcontractor to use reasonable efforts, to equitably allocate its available resources and production capacity among Par and its other customers taking into consideration the respective requirements of each during a reasonable period of time prior to the allocation, as well as such requirements during the allocation period.

      10.4 TERMINATION. If, as a result of a Force Majeure Event, a party is unable fully to perform its obligations hereunder for any consecutive period of ninety (90) days, the other party shall have the right to terminate this Agreement in its entirety upon providing written notice to the non-performing party, such termination to be effective within thirty (30) days of such notice.



          ARTICLE 11.   LEGAL COMPLIANCE; AUTHORIZATION

      11.1 LEGAL COMPLIANCE. Each party shall comply in all material respects with all Federal and state laws, rules and regulations applicable to the conduct of its business pursuant to this Agreement, including, but not limited to, the Act.

      11.2 AUTHORIZATION. Both parties hereto represent and warrant to each other that all corporate action on the part of each and their respective officers and directors necessary for the authorization, execution and delivery of this Agreement and the performance of all obligations of both parties hereunder have been taken.



          ARTICLE 12.   DISPUTE RESOLUTION

      12.1 DISPUTE RESOLUTION. The parties recognize that a BONA FIDE dispute as to certain matters may, from time to time, arise during the term of this Agreement which relates to a party's rights and/or obligations hereunder. In the event of the occurrence of such a dispute, either party may, by notice to the other party, have such dispute referred to their respective officers, designated below, or their successors, for attempted resolution by good faith negotiation within thirty (30) days after such notice is received. Such designated officers are as follows:

            For Pentech:  Al Hummel, President and Chief Executive Officer

            For Par:      Scott Tarriff, President and Chief Executive Officer

In the event the designated officers are not able to resolve the dispute within such thirty (30) day period, or such other period of time as the parties may mutually agree to in writing, each party shall have the right to pursue any and all remedies available at law or in equity.



          ARTICLE 13.   MISCELLANEOUS

      13.1 INDEPENDENT CONTRACTORS. The relationship between Pentech on the one hand and Par on the other hand, is that of independent contractors and nothing herein shall be deemed to constitute the relationship of partners, joint venturers nor of principal and agent between Pentech on the one hand and Par on the other hand. Neither party shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other party or to bind the other party to any contract, agreement or undertaking with any third party.

      13.2 ASSIGNMENT. This Agreement may be assigned by either party in connection with any sale, merger or other business combination involving all or substantially all of the parties' assets or stock. Except as set forth in the preceding sentence, neither this Agreement nor any other rights or obligations hereunder shall be assigned or subcontracted by either party by operation of law or otherwise without the prior written consent of the other party.

      13.3 GOVERNING LAW. This Agreement shall be deemed to have been entered into and shall be governed by and construed under the internal laws of the State of New York.

      13.4 NO IMPLIED WAIVER. No failure or delay on the part of the parties hereto to exercise any right, power or privilege hereunder or under any instrument executed pursuant hereto shall operate as a waiver; nor shall any single or partial exercise of any right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

      13.5 SEVERABILITY. If any provision or party thereof contained in this Agreement is declared invalid by any court of competent jurisdiction or a government agency having jurisdiction, such declaration shall not affect the remainder of the provision or the other provisions and each shall remain in full force and effect.

      13.6 NOTICES. Any notice to be given by either party shall be in writing, sent by express or registered or certified mail, postage pre-paid, return receipt requested or by pre-paid next business day courier service, to the attention of:

            If to Pentech:          Pentech Pharmaceuticals, Inc.
                                    3315 Algonquin Road
                                    Rolling Meadows, Illinois  60008
                                    Fax No.
                                    Attention:  Al Hummel
                                                President and Chief Executive
                                                Officer

            If to Par:              Par Pharmaceutical, Inc.
                                    One Ram Ridge Road
                                    Spring Valley, NY 10977
                                    Fax No. (914) 573-5656
                                    Attention:  Scott Tarriff
                                                President and Chief Executive
                                                Officer

      Any such notice or communication shall be effective upon receipt.

      13.7 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same instrument.

      13.8 ENTIRE AGREEMENT. This Agreement, including the Exhibits hereto which are incorporated herein as if set forth in their entirety at the point of reference thereto, constitutes the entire understanding between the parties with respect to the subject matter hereof and supersedes all prior contracts, agreements and understandings related to the same subject matter between the parties. The parties intend this Agreement to be a complete statement of the terms of their understanding. No change or modification of any of the provisions hereof shall be effective unless in writing and signed by an authorized officer of each of the parties.

      13.9 AMENDMENTS. Any amendment or modification to this Agreement shall only be valid if made by writing and signed by the parties hereto.

      13.10 INSURANCE. Commencing on the Final Approval Date, Pentech and PAR shall each maintain insurance coverage in an amount of at least $10,000,000 or its equivalent (if the Product is sold or manufactured in a foreign country) for product liability claims related to the manufacture, sale or use of the Product. Within thirty (30) days of the first Firm Order for the Product, each party hereto shall provide the other with either a certificate of such insurance or a written statement that such insurance is not available within that country, in which case the party receiving such statement may obtain such coverage at the other party's expense. Any such policy shall name the other party as an additional insured and shall require the insurer to notify the other party at least thirty (30) days prior to the insurer's termination of the policy or the expiration of the policy.

      [SIGNATURE PAGE TO FOLLOW]

            IN WITNESS WHEREOF, Pentech and Par have caused this Agreement to be executed as of the day and year first written above.


                                    PENTECH PHARMACEUTICALS, INC.



                                    By:./s/ Al Hummel
                                        --------------------------------
                                       Name:  Al Hummel
                                       Title: President and Chief Executive
                                              Officer



                                    PAR PHARMACEUTICAL, INC.


                                    By:  /s/ Scott Tarriff
                                       ---------------------------------------
                                       Name:  Scott Tarriff
                                       Title: President and Chief Executive
                                              Officer